Exhibit 10.51

Medivation, Inc.

Amended and Restated

2004 Equity Incentive Award Plan

Performance Share Unit Grant Notice

Medivation, Inc. (the “Company”), pursuant to its Amended and Restated 2004 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby awards to Participant a Performance Share Unit award for the number of performance share units (“Share Units”) set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth in this Performance Share Unit Grant Notice (the “Grant Notice”) and in the Plan and the Performance Share Unit Agreement (which is attached hereto as Attachment I), both of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Performance Share Unit Agreement.

Participant:
Date of Grant:
Maximum Number of Share Units
Subject to Award:
Performance Period:	As set forth below.

Performance Metrics, Performance Period and Vesting Terms: Share Units subject to the Award shall be earned and vested as described below:

[insert performance vesting metrics and terms or state “See Exhibit A”; may include minimum, target and maximum levels of achievement triggering the vesting of different numbers of Share Units]

In order for the goals above to be considered to have been met and for the related Share Units to be vested, the Committee must have certified the achievement of such goals.  The certification date shall be considered the vesting date with respect to the Share Units to which such certification relates.  Such certification shall occur in a manner that is in compliance with the requirements of Section 162(m) of the Code to the extent necessary to comply with Section 162(m) of the Code.  Subject to the terms of this Grant Notice and the Performance Share Unit Agreement, settlement of the Share Units is contingent upon the Participant remaining in the service of the Company or a Subsidiary through the settlement date.  Share Units not earned during the relevant performance period set forth above will be forfeited.

Issuance Schedule:Subject to any adjustments pursuant to Section 11.1 of the Plan, one share of Stock will be issued for each Share Unit that vests in accordance with the schedule set forth in Section 6 of the Performance Share Unit Agreement.

Definitions:For purposes of the Grant Notice and the Performance Share Unit Agreement, “Termination of Service” means that Participant’s service with the Company or a Subsidiary in all capacities, whether as an employee, director and/or consultant, has been materially interrupted or terminated.  A change in the capacity in which Participant renders service to the Company or a Subsidiary as an employee, director and/or consultant, or a change in the entity for which Participant renders such service, provided that there is no material interruption or termination of Participant’s service with the Company or a Subsidiary, shall not be a Termination of Service; provided, however, that if the only entity for which Participant is rendering services ceases to qualify as a Subsidiary, as determined by the Board, in its sole discretion, Participant shall be considered to have a Termination of Service on the date such entity ceases to qualify as a Subsidiary.  To the extent permitted by law and subject to the Plan, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether service shall be considered materially interrupted or terminated in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, a Subsidiary, or their successors.  Any such determination shall be made in compliance with Section 422 of the Code.

Notwithstanding any other provision of the Plan or the Grant Notice or the Performance Share Unit Agreement, the Company or any Subsidiary has an absolute and unrestricted right to terminate Participant’s employment and/or services at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

For purposes of the Grant Notice and the Performance Share Unit Agreement, “Cause” will have the meaning ascribed to such term in any written employment or severance agreement between Participant and the Company or any Subsidiary defining such term and, in the absence of such agreement, such term means, with respect to Participant, the occurrence of any of the following events:  (i) Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any of its Subsidiaries; (iii) Participant’s intentional, material violation of any contract or agreement between Participant and the Company or any of its Subsidiaries or of any statutory duty owed to the Company or any of its Subsidiaries; (iv) Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or any of its Subsidiaries; or (v) Participant’s gross misconduct.  The determination that Participant’s Termination of Service is either for Cause or without Cause will be made by the Company, in its sole discretion.  Any determination by the Company that Participant’s Termination of Service was for Cause or without Cause for the purposes of outstanding Share Units held by Participant will have no effect upon any determination of the rights or obligations of the Company or Participant for any other purpose.

Sale to Cover Withholding Taxes:  Unless Participant qualifies to make a payment election (“Payment Election”) under the Company’s Policy regarding the Payment of Withholding Taxes Due and Payable upon vesting of Awards of Restricted Stock or Restricted Stock Units (the “Withholding Policy”) and duly makes such Payment Election in accordance with such Withholding Policy, by acceptance of this Award Participant agrees that any Withholding Taxes will be satisfied, to the fullest extent permitted under the Plan and applicable law, through the sale of a number of the shares subject to the Award as determined in accordance with Section 10 of the Performance Share Unit Agreement and the remittance of the cash proceeds to the Company.  Under the Performance Share Unit Agreement, the Company is authorized and directed by Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to the terms of the Grant Notice, the Performance Share Unit Agreement and the Plan (together, the “Award Documents”).  Participant further acknowledges that as of the Date of Grant, the Award Documents set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception, if applicable, of (i) any employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting the Award, Participant acknowledges having received and read the Award Documents and agrees to all of the terms and conditions set forth in such documents.  Participant consents to receive Award Documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.  Participant may designate receipt and acceptance of the Award and the terms of the Award Documents via electronic confirmation in accordance with instructions that accompany delivery of the Grant Notice and Performance Share Unit Agreement by the Company or an authorized representative of the Company to Participant.

Attachment I

Medivation, Inc.

Amended and Restated

2004 Equity Incentive Award Plan

Performance Share Unit Agreement

Pursuant to the Performance Share Unit Grant Notice and this Performance Share Unit Agreement and in consideration of your services, Medivation, Inc. (the “Company”) has awarded you a Performance Share Unit award (the “Award”) under its Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”).  Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award.  You agree that your electronic acceptance of the Award in the manner set forth in the Grant Notice will constitute your agreement and acceptance of the terms of the Award.  Capitalized terms not explicitly defined in this Performance Share Unit Agreement shall have the same meanings given to them in the Plan or the Grant Notice, as applicable.  The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.Grant of the Award.  The Award represents the right to be issued on a future date the number of shares of the Company’s Stock that is equal to the number of performance share units indicated in the Grant Notice (the “Share Units”).  As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Share Units subject to the Award.  The Award was granted in consideration of your services to the Company or its Subsidiaries.  Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company or its Subsidiaries) with respect to your receipt of the Award, the vesting of the Share Units or the delivery of the Stock to be issued in respect of the Award.

2.Vesting.  Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice, provided that vesting will cease upon your Termination of Service.  Upon such Termination of Service, the Share Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company, and you will have no further right, title or interest in the Share Units or the shares of Stock to be issued in respect of the Award.

3.Number of Share Units and Shares.

(a)The number of Share Units subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in Section 11.1 of the Plan.

(b)Any additional Share Units that become subject to the Award pursuant to this Section 3 and Section 7, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Share Units covered by your Award.

(c)Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Stock shall be created pursuant to this Section 3.  The Board shall, in its discretion, determine an equivalent benefit for any fractional shares that might be created by the adjustments referred to in this Section 3.

4.Securities Law Compliance.  You may not be issued any shares in respect of your Award unless either (i) the shares are registered under the Securities Act of 1933, as amended (the “Securities Act”); or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.Transfer Restrictions.  Your Award is not transferable, except by will or by the laws of descent and distribution.  In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Stock subject to the Award until the shares are issued to you in accordance with Section 6 of this Performance Share Unit Agreement.  After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares, provided that any such actions are in compliance with the provisions herein and applicable securities laws.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Stock to which you were entitled at the time of your death pursuant to this Performance Share Unit Agreement.

6.Date of Issuance.

(a)If the Award is exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of shares of the Company’s Stock equal to the number of vested Share Units subject to your Award, including any additional Share Units received pursuant to Section 3 above that relate to those vested Share Units on the applicable vesting date(s).  However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day.  Notwithstanding the foregoing, in the event that any shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) on which you are prohibited from selling shares of the Company’s Stock on the open market, as a result of any Company policy regarding trading windows (the “Policy”) or otherwise, and (i) your Award is subject to Withholding Taxes, (ii) you have not entered into a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, (iii) the Company elects not to satisfy the Withholding Taxes by withholding shares from your distribution, and (iv) you are not qualified to make a Payment Election under the Withholding Policy or you have not satisfied the Withholding Taxes by duly making such Payment Election in accordance with such Withholding Policy, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day on which you are no longer prohibited from selling shares of the Company’s Stock in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the shares covered by the Award vest.  Delivery of the shares pursuant to the provisions of this Section 6(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner.  The form of such delivery of the shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(b)The provisions of this Section 6(b) are intended to apply if the Award is subject to Section 409A because of the terms of a severance arrangement or other agreement between you and the Company, if any, that provide for acceleration of vesting of the Award upon your separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt

Severance Arrangement”).  If the Award is subject to and not exempt from application of Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 6(b) shall supersede anything to the contrary in Section 6(a).

(i)If the Award vests in the ordinary course prior to your Termination of Service in accordance with the vesting schedule set forth in the Grant Notice, without accelerated vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares to be issued in respect of your Award be issued any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date and (ii) the 60th day that follows the applicable vesting date.

(ii)If vesting of the Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Award and, therefore, are part of the terms of the Award as of the date of grant, then the shares will be earlier issued in respect of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service.  However, if at the time the shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six month period.

(iii)If vesting of the Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Award and, therefore, are not a part of the terms of the Award on the date of grant, then such acceleration of vesting of the Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course prior to your Termination of Service, notwithstanding the vesting acceleration of the Award.  Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)If the Award is subject to Section 409A due to the application of a Non-Exempt Severance Arrangement or a provision for deferral of the delivery of shares in respect of the Award (a “Non-Exempt Award”), then the following provisions in this Section shall apply and shall supersede anything to the contrary that may be set forth in the Plan that would provide for accelerated issuance of the shares in respect of your Award in connection with a Change of Control that is not also a 409A Change of Control (a “Non-Qualifying Transaction”).  For such purposes, a “409A Change of Control” is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code.   In the event of a Non-Qualifying Transaction, then with respect to a Non-Exempt Award, the surviving or acquiring corporation (or its parent company) (the “Acquiring Entity”) must either assume, continue or substitute your Non-Exempt Award, and shares to be issued in respect of your Non-Exempt Award, to the extent vested, shall be issued to you by the Acquiring Entity on the same schedule that the shares would have been issued to you if the Non-Qualifying Transaction had not occurred.

(d)Notwithstanding anything to the contrary set forth herein, the Company explicitly reserves the right to earlier issue the shares in respect of any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(e)The provisions in this Performance Share Unit Agreement for delivery of the shares in respect of the Award are intended either to comply with the requirements of Section 409A or to provide a basis for exemption from such requirements so that the delivery of the shares will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

7.Dividends.  You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from an adjustment as provided in Section 11.1 of the Plan; provided, however, that the foregoing limitation shall cease to apply with respect to shares issued in respect of your Award.

8.Restrictive Legends.  The shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.

9.Award Not a Service Contract.

(a)Your employment and/or service with the Company or a Subsidiary is not for any specified term and may be terminated by you or by the Company or a Subsidiary at any time, for any reason, with or without Cause and with or without notice.  Nothing in this Performance Share Unit Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule referenced in Section 2 herein or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Performance Share Unit Agreement or the Plan shall:  (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or a Subsidiary; (ii) constitute any promise or commitment by the Company or a Subsidiary regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment, service or affiliation; (iii) confer any right or benefit under this Performance Share Unit Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Performance Share Unit Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule referenced in Section 2 is earned only by continuing as an employee, director or consultant of the Company or a Subsidiary at the will of the Company or a Subsidiary (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Subsidiaries at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in your Termination of Service, or the termination of Subsidiary status of your employer and the loss of benefits available to you under this Performance Share Unit Agreement, including but not limited to, the termination of the right to continue vesting in the Award.  You further acknowledge and agree that this Performance Share Unit Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee, director or consultant of the Company or a Subsidiary for the term of this Performance Share Unit Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your employment and/or service at any time, with or without Cause and with or without notice.

10.Withholding Obligations.

(a)On each vesting date, and on or before the time you receive a distribution of the shares underlying your Share Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Subsidiary that arise in connection with your Award (the “Withholding Taxes”).  Specifically, pursuant to Section 10(d), unless (i) your Award is not subject to Withholding Taxes or (ii) you qualify to make a Payment Election under the Withholding Policy and duly make such Payment Election in accordance with such Withholding Policy, you agree to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably agree to sell a portion of the shares to be delivered in connection with your Share Units to satisfy the Withholding Taxes and whereby the FINRA Dealer commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Subsidiaries.  If, for any reason, this “same day sale” commitment does not result in sufficient proceeds to satisfy the Withholding Taxes or if, for any reason, this “same day sale” commitment cannot be effected, the Company or a Subsidiary may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or a Subsidiary; (ii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (iii) subject to the approval of the independent members of the Board, withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with your Share Units with a Fair Market Value (measured as of the date shares of Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b)Unless the tax withholding obligations of the Company and/or any Subsidiary are satisfied, the Company shall have no obligation to deliver to you any Stock.

(c)In the event the Company’s obligation to withhold arises prior to the delivery to you of Stock or it is determined after the delivery of Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(d)Unless you qualify to make a Payment Election under the Withholding Policy and have duly made such Payment Election in accordance with such Withholding Policy, you hereby acknowledge and agree to the following:

(i)	I hereby appoint such firm or broker as the Company shall designate from time to time as my agent (the “Agent”), and authorize the Agent, to:
1.

Sell on the open market at the then prevailing market price(s), on my behalf, as soon as practicable on or after each date on which Withholding Taxes arise in connection with the Award, the number (rounded up to the next whole number) of the shares of Stock to be delivered to me sufficient to generate proceeds to cover (1) the Withholding Taxes that I am required to pay pursuant to the Plan and this Performance Share Unit Agreement as a result of the Share Units vesting (or shares of Stock being issued, as applicable) and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

2.	Remit any remaining funds to me.
(ii)	I hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to this Section 10(d).
(iii)

I understand that the Agent may effect sales as provided in this Section 10(d) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to my account.  In addition, I acknowledge that it may not be possible to sell shares of Stock as provided by this Section 10(d) due to (i) a legal or contractual restriction applicable to me or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the national exchange where the Stock may be traded.  In the event of the Agent’s inability to sell shares of Stock, I will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 10(d).

(iv)

I acknowledge that regardless of any other term or condition of this Section 10(d), the Agent will not be liable to me for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)

I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 10(d). The Agent is a third-party beneficiary of this Section 10(d).

(vi)

I hereby agree that if I have signed the Grant Notice at a time that I am in possession of material non-public information, unless I inform the Company in writing within five business days following the date I cease to be in possession of material non-public information that I am not in agreement with the provisions of this Section 10(d), my not providing such written determination shall be a determination and agreement that I have agreed to the provisions set forth in this Section 10(d) on such date as I have ceased to be in possession of material non-public information.

This Section 10(d) shall terminate not later than the date on which all Withholding Taxes arising in connection with the Award have been satisfied.

11.Unsecured Obligation.  Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Performance Share Unit Agreement.  You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Performance Share Unit Agreement until such shares are issued to you pursuant to Section 6 of this Performance Share Unit Agreement.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Performance Share Unit Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12.Other Documents.  You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting directors, officers at the level of vice president and above and other designated employees to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

13.Notices.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.Miscellaneous.

(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.  Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)This Performance Share Unit Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Performance Share Unit Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as otherwise expressly provided in the Grant Notice or this Performance Share Unit Agreement, in the event of any conflict between the provisions in the Grant Notice or this Performance Share Unit Agreement and those of the Plan, the provisions of the Plan shall control.

16.Severability.  If all or any part of this Performance Share Unit Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Performance Share Unit Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Performance Share Unit Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.Effect on Other Employee Benefit Plans.  The value of the Award subject to this Performance Share Unit Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Subsidiary, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans.

18.Amendment.  This Performance Share Unit Agreement may not be modified, amended or terminated except by an instrument in writing, signed or otherwise validly authorized by you and by a duly authorized representative of the Company.  Notwithstanding the foregoing, this Performance Share Unit Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Performance Share Unit Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent.  Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Performance Share Unit Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.